                                                                    EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT


THIS AGREEMENT is made and entered into effective as of the 30th day of August, 1995, by and between INTERFACE, INC., a corporation organized under the laws of the State of Georgia, U.S.A. (the "Company"), and DANIEL T. HENDRIX, a U.S. citizen currently residing in Atlanta, Georgia (the "Executive").

     For and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. Subject to the terms and conditions of this Agreement, Executive shall be employed by the Company as Vice President, Treasurer and Chief Financial Officer of the Company, and shall perform such duties and functions for the Company and its subsidiaries and affiliates as shall be specified from time to time by the Chief Executive Officer or Board of Directors of the Company; Executive hereby accepts such employment and agrees to perform such executive duties as may be assigned to him. Executive may be relocated, his titles and duties may be changed, and he may be promoted to a higher position within the Company, but he will not be demoted or given lesser titles.

         2. Duties. Executive shall devote his full business related time and best efforts to accomplishing such executive duties at such locations as may be requested by the Chief Executive Officer ("CEO") of the Company acting under authorization from the Board of Directors of the Company.

         3. Avoidance of Conflict of Interest. While employed by the Company, Executive shall not engage in any other business without the prior written consent of the Company. Without limiting the foregoing, Executive shall not serve as a principal, partner, employee, officer or director of, or consultant to, any other business or entity conducting business for profit without the prior written approval of the Company. In addition, under no circumstances will Executive have any financial interest in any competitor of the Company; provided, however, that Executive may invest in no more than 2% of the outstanding stock or securities of any competitor whose stock or securities are traded on a national stock exchange of any country.

         4. Term. The term of this Agreement shall be for a rolling, two (2) year term commencing on the date hereof, and shall be deemed automatically (without further action by either the Company or the Executive) to extend each day for an additional day such that the remaining term of the Agreement shall continue to be two (2) years; provided, however, that on Executive's 63rd birthday this Agreement shall cease to extend automatically and, on such date, the remaining "term" of this Agreement shall be two (2) years; provided further, that the Company may, by notice to the Executive, cause this Agreement to cease to extend automatically and, upon such notice, the "Term" of this Agreement shall be two (2) years following such notice.

         5.      Termination.   Executive's employment with the Company may
be terminated as follows:

         (a) Executive may voluntarily terminate his employment hereunder at any time, effective 90 days after delivery to the Company of his signed, written resignation; Company may accept said resignation and pay Executive in lieu of waiting for passage of the notice period.

         (b) Subject to the terms of Paragraphs 5(c) and (d) below, the Company may terminate Executive's employment hereunder, in its sole discretion, whether with or without just cause (as defined in Paragraph 5(d) below), at any time upon written notice to Executive.

         (c) If, prior to the end of the Term of this Agreement, the Company terminates Executive's employment without just cause (as defined in Paragraph 5(d) below), the Executive shall be entitled to receive the compensation and benefits set forth in (i) through (vi) below. The time periods in (i) through (iv) below shall be the lesser of the 24-month period stated therein or the time period remaining from the date of Executive's termination to the end of the Term of this Agreement.

                 (i) The Executive will continue to receive his current salary (subject to withholding of all applicable taxes and any amounts referred to in paragraph (iii) below) for a period of twenty-four (24) months from his date of termination in the same manner as it was being paid as of the date of termination. For purposes hereof, the Executive's "current salary" shall be the highest rate in effect during the six-month period prior to the Executive's termination.

                 (ii) The Executive shall receive bonus payments from the Company for the twenty-four (24) months following the month in which his employment is terminated in an amount for each such month equal to one-twelfth of the average ("Average Bonus") of the bonuses paid to him for the two calendar years immediately preceding the year in which such termination occurs. Executive shall also receive a prorated bonus for the year in which he terminates equal to the Average Bonus multiplied by the number of days he worked in such year divided by 365 days. Any bonus amounts that the Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision; provided, that if the amount of the bonus for such prior year has not yet been determined, the bonus shall be an amount not less than the Average Bonus.

                 (iii) The health and life insurance benefits coverage (including any executive medical plan) provided to the Executive at his date of termination shall be continued by the Company at its expense at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if the Executive retires, reaches age 65 or similar events), beginning on the date of such termination and ending on the date twenty-four
         (24) months from the date of such termination. Any additional coverages the Executive


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

         had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs the Executive was paying for such coverages at the time of termination shall be paid by the Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this paragraph do not permit continued participation by the Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits. The coverages provided for in this paragraph shall be applied against and reduce the period for which COBRA will be provided.

                 (iv) To the extent permitted by the applicable plan, the Executive will be entitled to continue to participate, consistent with past practices, in the tax-qualified employee retirement plans maintained by the Company in effect as of his date of termination, including, to the extent such plans are still maintained by the Company, the Interface Flooring Systems, Inc. Retirement Plan and Trust ("Retirement Plan") and the Interface, Inc. Savings Investment Plan and Trust ("Savings Plan"). The Executive's participation in such retirement plans shall continue for a period of twenty-four (24) months from the date of termination of his employment (at which point he will be considered to have terminated employment within the meaning of the plans) and the compensation payable to the Executive under (a) and (b) above shall be treated (unless otherwise excluded) as compensation under the plan. For purposes of the Savings Plan, the Executive will be credited with an amount equal to the Company's contribution to the Plan, assuming Executive had participated in such Plan at the maximum permissible contribution level. The Executive shall also be considered fully vested under such plans. If continued participation in any plan is not permitted or if Executive's benefits are not fully vested, the Company shall pay to the Executive and, if applicable, his beneficiary, a supplemental benefit equal to the present value on the date of termination of employment (calculated as provided in the plan) of the excess of (A) the benefit the Executive would have been paid under such plan if he had continued to be covered for the 24-month period (less any amounts he would have been required to contribute) and been treated as fully vested, over (B) the benefit actually payable under such plan. The Company shall pay such additional benefits (if any) in a lump sum.

                 (v) As of Executive's date of termination, all outstanding stock options granted to Executive under the Interface, Inc. Key Employee Stock Option Plan (1993), the Interface, Inc. Offshore Stock Option Plan and the Interface Flooring Systems, Inc. Key Employee Stock Option Plan shall become 100% vested and immediately exercisable. The provisions of this paragraph (v) shall constitute an amendment of the Executive's stock option agreements under the Stock Option Plans.

                 (vi) On his date of termination, the Executive shall be entitled to a benefit equal to the greater of:

                          (A) the benefit he is entitled to under his Salary
                 Continuation Agreement, payable in accordance with the terms of such agreement; or

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

                          (B) a fully vested benefit computed in the same
                 manner as his benefit under his Salary Continuation Agreement commencing at age 65 equal to 2.67% of his average compensation (as defined in the Salary Continuation Agreement) multiplied by his years of employment (as determined under the Salary Continuation Agreement). The benefit under this section cannot exceed 40% of the Executive's average compensation. The benefit shall be payable commencing at age 65 in the same manner and over the same period as provided in the Salary Continuation Agreement, provided that the Executive may elect to commence his benefit at any time after he attains age 55, in which event the Executive's benefit shall be reduced 5% for each year (prorated for partial years) prior to age 65 that his benefit commences.

                 (vii)    The benefits payable or to be provided under (i),
         (ii), (iii) or (iv) of this Paragraph 5(c) of this Agreement shall cease in the event of the Executive's death or election to commence retirement benefits under the Company's Retirement Plan.

                 (viii) To be entitled to receive this compensation, Executive shall sign whatever additional release of claims, confidentiality agreements and other documents Company may reasonably request of Executive at the time of payment, and for so long as Executive is entitled to the benefits of such compensation Executive shall cooperate fully with and devote his reasonable best efforts to providing assistance requested by the Company.

                 (ix) Executive hereby agrees and acknowledges that if he voluntarily resigns from his employment, or is terminated for just cause, prior to the end of the Term of this Agreement, then he shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than as may be due him through his last day of employment. If Executive's employment is terminated due to Executive's death or disability (as defined in the Company's long-term disability plan or insurance policy), Executive shall be entitled to no payment or compensation other than as provided by the Company's short and long-term disability plan or, in the case of death, its life insurance payment policy in effect for executives of Executive's level; provided, however, Executive or his estate, as the case may be, shall not by operation of this sentence forfeit any rights in which he is vested at the time of his death or disability.

                 (x) Notwithstanding any provision of this Agreement to the contrary, if Executive's employment is terminated (whether by the Company or by Executive) under circumstances that would entitle him to receive benefits under his agreement with the Company providing compensation and benefits for terminations following a "change in control" of the Company (as defined in such agreement), then any such termination shall be treated under this Agreement as a termination by the Company without just cause and the Executive shall be entitled to the compensation and benefits set forth in (i) through (vi) above for the time periods provided in this subsection (c).


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

                 (xi) If Executive becomes entitled to compensation and benefits under this Paragraph 5(c) and such payments are considered to be severance payments contingent upon a change in control under Internal Revenue Code Section 280G, Executive shall be required to be willing to perform the duties and job he was performing under this Agreement at the time of the change in control and, if such offer is rejected, to mitigate damages (but only with respect to amounts that would be treated as severance payments) by reducing the amount of severance payments he is entitled to receive by any compensation and benefits he earns from subsequent employment (but shall not be required to seek such employment) during the 24-month period after termination (or such lesser period as he is entitled to compensation and benefits under this Agreement).

         (d) The Company, for just cause, may immediately terminate Executive's employment hereunder at any time upon delivery of written notice to Executive. For purposes of this Agreement, the phrase "for just cause" shall mean: (i) Executive's material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company, (ii) Executive's refusal or repeated failure to follow the established reasonable and lawful policies of the Company applicable to persons occupying the same or similar position, (iii) Executive's material breach of this Agreement, (iv) Executive's conviction of a felony or crime involving moral turpitude, or (v) Executive's refusal or repeated failure to follow the reasonable lawful directions of the Company. A termination of Executive for just cause based on clause (ii), (iii) or (v) of the preceding sentence shall take effect 30 days after the Executive receives from Company written notice of intent to terminate and Company's description of the alleged cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting cause; provided, however, that such termination shall take effect immediately upon the giving of written notice of termination for just cause under any of such clauses if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice). Notwithstanding any other provision in this Agreement, subparagraph
(d)(v) of this Paragraph 5 shall be void and of no effect in the event that a "change in control" of the Company occurs, as that term is defined in Executive's change in control agreement dated of even date herewith.

         Upon termination of Executive's employment for any reason whatsoever (whether voluntary on the part of Executive, for just cause, or other reasons), the obligations of Executive pursuant to Paragraphs 7 (including Exhibit "A") and 8 hereof shall survive and remain in effect.

         6. Compensation and Benefits. During the term of Executive's employment with the Company hereunder:

         (a) Continuity. Executive shall receive a salary and shall continue to receive his current benefits and such bonus as the Chief Executive Officer or Board of Directors (or Committee of the Board) shall deem appropriate, subject to such increases as are determined from time to time;

         (b) Other Benefits. Executive shall be entitled to vacation with pay, life insurance, health insurance and such other employee benefits as he may be entitled to receive in accordance with the established plans and policies of the Company, as in effect from time to time; and


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

        (c) Tax Equalization. In the event of Executive's relocation, the Company and Executive will cooperate in good faith to agree on such adjustments to Executive's compensation and benefits package as are appropriate to provide consistent after tax income to Executive equivalent to that of a person receiving Executive's pay and benefits taxable under the terms of the U.S. Internal Revenue Code, while also acting in the best interests of the Company.

         7. Confidentiality and Work Product. Executive agrees to execute and be bound by the terms and conditions of the Employee Agreement Regarding Confidentiality and Work Product attached hereto as Exhibit "A", which is acknowledged to have been effective since _______________________, 19_, and is hereby made a part of this Agreement.

         8. Restrictions on Post-Employment Activities. Executive covenants and agrees that in any circumstance in which Executive's employment ceases and he is entitled to continue receiving benefits hereunder, then for the period he is entitled to receive such benefits and for a period of 12 months thereafter, he will not, directly or indirectly, on his own behalf or on behalf of any other person or entity:

                (i) Solicit the patronage or business of any person or entity located within the geographical area served by the Company's subsidiary over which Executive exerted control ("Protected Customers") and which was a customer of the Company during the term of Executive's employment, or of any of the prospective Protected Customers of the Company solicited or called upon by the Company within two years prior to the termination of Executive's employment, for the purpose of selling or providing (or attempting to sell or provide) to any such Protected Customer or prospective Protected Customer any product or service substantially similar to or competitive with any product or service sold or offered by the Company during the term of Executive's employment by the Company; or

                (ii) Solicit for employment or hire any person who is then employed by the Company (whether such employment is pursuant to a written contract with the Company or otherwise), or induce or attempt to induce any such person to leave the employment of the Company for any reason.

         If Executive's employment is terminated by the Company for just cause, the term of the covenants contained in this Paragraph 8 shall be for 24 months after such termination, rather than 12 months.

         If Executive has any doubts as to whether a person or entity is a customer or prospective customer which he is restricted from soliciting as provided in covenant (i) above, Executive will submit a written request to the Chief Executive Officer, Chief Financial Officer, or General Counsel of the Company for clarification and afford the Company at least 10 calendar days (from the receipt of such request) to respond before taking any action with respect to such person or entity. Executive further acknowledges and agrees that the covenants contained herein are reasonable and necessary to protect the legitimate business interests of the Company.

         9. Injunctive Relief. Executive acknowledges that any breach of the terms of Paragraphs 7 (including Exhibit "A") or 8 hereof would result in material damage to the


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

Company, although it might be difficult to establish the monetary value of the damage. Executive therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Executive, or threatened breach which the Company in good faith believes will or is likely to result in irreparable harm to Company.

         10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia and the federal laws of the United States of America, without regard to rules relating to the conflict of laws. Executive hereby consents to the jurisdiction of the Superior Court of Fulton County, Georgia and the U.S. District Court in Atlanta, Georgia and hereby waives any objection he might otherwise have to jurisdiction and venue in such courts in the event either is requested to resolve a dispute between the parties.

         11. Notices. All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or submitted upon actual receipt if delivered in person or by facsimile transmission, and upon the earlier of actual receipt or the expiration of 7 days after mailing if sent by registered or certified mail, (express delivery) postage prepaid to the parties at the following addresses:

         To The Company:          Interface, Inc.
                                  2859 Paces Ferry Road, Suite 2000
                                  Atlanta, Georgia 30339
                                  Fax No.: 404/437-6822
                                  Attn: President and CEO

         With A Copy To:          Interface, Inc.
                                  2859 Paces Ferry Road, Suite 2000
                                  Atlanta, Georgia 30339
                                  Fax No.: 404/319-6270
                                  Attn: General Counsel


         To Executive:            Daniel T. Hendrix
                                  at the last address shown
                                  on the records of the Company

The Executive shall be responsible for providing the Company with a current address. Either party may change its address (and fax number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

         12. Failure to Enforce. The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party thereafter to enforce each and every such provision.

         13. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and Executive and his heirs and personal


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

representatives. Any business entity or person succeeding to substantially all of the business of the Company by purchase, merger, consolidation, sale of asset, or otherwise shall be bound by and shall adopt and assume this Agreement and the Company shall obtain the assumption of this Agreement by such successor.

         14. Entire Agreement. This Agreement (together with the Exhibits hereto) supersedes all prior discussions and agreements between the parties and constitutes the sole and entire agreement between the Company and Executive with respect to the subject matter hereof. This Agreement shall not be modified or amended except pursuant to a written document signed by the parties hereto.

         15. Severability. Executive acknowledges and agrees that the Company's various rights and remedies referenced in this Agreement are cumulative and nonexclusive of one another, and that Executive's covenants and agreements contained herein are severable and independent of one another. Executive agrees that the existence of any claim by him against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company of any or all of such covenants or agreements of Executive hereunder. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions shall remain in full force and effect.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names as of the date first written above.


                                           INTERFACE, INC.

                                           By: /s/ Ray C. Anderson      [SEAL]
                                              --------------------------
                                              Ray C. Anderson, President



                                           Attest: /s/ David W. Porter  [SEAL]
                                                  ----------------------
                                                   Secretary



                                           EXECUTIVE

                                           /s/ Daniel T. Hendrix        [SEAL]
                                           -----------------------------
                                           Daniel T. Hendrix




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

                                  EXHIBIT "A"

                  EMPLOYEE AGREEMENT REGARDING CONFIDENTIALITY
                                AND WORK PRODUCT


     During the course of my employment, the Company has furnished or disclosed (or may furnish or disclose) to me certain Confidential Information related to its business. I also may invent, develop, produce, write or generate Confidential Information and Work Product which might be of great value to its competitors. I acknowledge that the continuing ability of the Company to engage successfully in its business and provide goods and services on a competitive basis depends, in part, upon maintenance of the secrecy of the Confidential Information and protection of its rights in Work Product.

     Therefore, as part of the consideration for the compensation paid or to be paid me for my services during the course of my employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I covenant and agree with and in favor of the Company as follows:

1. DEFINITIONS. The following terms, whenever used in this Agreement, shall have the respective meanings set forth below:

   Company -- Interface, Inc. and its direct and indirect subsidiaries and affiliated companies (including, without limitation, Interface Flooring Systems, Inc.), individually and collectively. (References herein to Employer shall mean the particular company by which I am employed.)

   Confidential Information -- (i) All Trade Secrets (as defined below), and
   (ii) any other information that is material to the Company and not generally available to the public, including, without limitation, information concerning the Company's methods and plans of operation, production processes, marketing and sales strategies, research and development, know-how, computer programming, style and design technology and plans, non-published product specifications, patent applications, product and raw material costs, pricing strategies, business plans, financial data, personnel records, suppliers and customers (whether or not such information constitutes a Trade Secret).

   Trade Secret -- Information of or about the Company that would be considered a trade secret under Georgia law; namely, that information which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Such information constituting Trade Secrets may include, but shall not be limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing or process, financial data or plans, product plans, or a list of actual or potential customers or suppliers.

   Nondisclosure Period -- (i) With respect to any Trade Secret, the period of my employment with Employer and for so long afterwards as the pertinent information or data remains a Trade Secret; and (ii) with respect to Confidential Information that does not constitute a Trade Secret, the period of my employment with Employer and for a period of two years thereafter.

   Work Product -- (i) All writings, tapes, recordings, computer programs and other works in any tangible medium of expression, regardless of the form of medium, and (ii) all inventions or ideas in the nature of a new design, machine, process, method of manufacture, composition of matter or formula, or any new and useful improvements thereof, that relate to the business conducted by the Company and have been or are conceived, prepared or developed by me (in whole or in part, alone or in conjunction with others) during the term of my employment with Employer.

2. CONFIDENTIALITY. During the applicable Nondisclosure Period, I will neither use (except as necessary to perform my obligations to Employer) nor disclose to any other person or entity (except employees of the Company authorized to receive such information) any Confidential Information without the prior written consent of an executive officer of Employer to do so. The foregoing obligations shall apply with regard to all Confidential Information known to me, including such Confidential Information first disclosed to (or known by) me prior to the date of this Agreement. The limited duration of the Nondisclosure Period shall not operate or be construed as affording me any right or license to use any Confidential Information (or Work Product) at the end of such Nondisclosure Period, or as a waiver by the Company of the rights and benefits available to it under laws governing the protection and enforceability of patents, copyrights and other intellectual property.

3.   EXCEPTIONS. The foregoing confidentiality obligations shall not apply to:
(i) any information that, through no fault of mine, shall have become disclosed in the public domain through publications of general circulation,
(ii) any information received by me in good faith from a third party who has the legitimate possession of and unrestricted right to disclose such information, and (iii) any information that I can demonstrate through prior written records to have been within my legitimate possession prior to the time of my first employment with Employer. If I am unsure as to whether any particular information or data constitutes Confidential Information, or as to the applicable Nondisclosure Period, I will submit a written request to an executive officer of Employer for clarification and afford Employer at least 20 days (from the date of receipt of such request) to respond before disclosing or personally using such information or data.

4. RIGHTS TO WORK PRODUCT. The Work Product, and all patents, copyrights and other rights, titles and interests whatsoever in and to the Work Product, shall be owned solely, irrevocably and exclusively throughout the world by Employer as works made for hire. If and to the extent any court or agency should conclude that the Work Product (or any portion thereof) does not constitute or qualify as "work made for hire", I hereby (without further consideration) assign, grant and deliver unto Employer (or its designee), solely, irrevocably and exclusively throughout the world, all rights, titles and interests whatsoever (whether presently in existence or arising in the future) in and to the Work Product. I will execute and deliver such additional grants, assignments, transfer instruments and other documents as Employer from time to time (whether during or subsequent to my employment) reasonably may request for the purpose of evidencing, perfecting, enforcing, registering or defending its complete, exclusive, perpetual and worldwide ownership of all such rights, titles and interest in and to the Work Product, or to effect the transfer of any such rights, titles and interests to designees of Employer. I hereby irrevocably constitute and appoint Employer as my agent and attorney-in-fact (with full power of substitution) to execute and deliver, in my name, place and stead, any and all such assignments or other instruments (including, without limitation, applications for U.S. and foreign patents) which I shall fail or refuse promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this paragraph, I acknowledge and agree that the Company may edit, modify, use, publish and exploit the Work Product (and any portion thereof) in all media and in such manner as the Company in its discretion may determine.

5. RETURN OF INFORMATION. Upon request by an executive officer of Employer at any time, and in any event upon termination of my employment for any reason, I will deliver to an executive officer of Employer all written materials and records and all other tangible items (such as tools and devices) in my possession or under my control that constitute or embody Confidential Information or Work Product, or that otherwise are the property of the Company or relate to the affairs of the Company, and will keep no copies or duplicates thereof except as may be expressly authorized in writing at that time by an executive officer of Employer.

6. INJUNCTIVE RELIEF. I acknowledge that any breach of the terms of this Agreement would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage. I therefore agree that the Company, in addition to any other rights and remedies available to it, shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of my breach or threatened breach of any term of this Agreement.

7. GENERAL MATTERS. (a) All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate applicable law. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms hereof shall remain in full force and effect. (b) This Agreement does not create in me any rights of continued employment, and whatever rights Employer may have to terminate my employment are not affected hereby. (c) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia (USA). (d) The covenants and agreements set forth herein shall inure to the benefit of the Company and its successors and assigns, and shall be binding upon me and my heirs, personal representatives and assigns.



I have executed this Agreement effective on the 3rd day of April, 1983.

                          READ, UNDERSTOOD AND AGREED:

                          /s/ Daniel T. Hendrix
                          -----------------------------------
                          Daniel T. Hendrix


                                      A-2